Contacts at the Company:
William H. Baumhauer, CEO
Frederick J. Dreibholz, CFO
Telephone: (303) 804-1333

Market: Nasdaq/NMS
Symbol:CMPP

FOR IMMEDIATE RELEASE
      January 31, 2005

CHAMPPS ENTERTAINMENT, INC. ANNOUNCES SECOND QUARTER DILUTED
EARNINGS PER SHARE OF $0.20 AND ANNOUNCES RESTATEMENT OF LEASE
COSTS AND PRIOR PERIOD FINANCIALS

        Littleton, Colo. – January 31, 2005 — Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2005 second quarter and 27 weeks ended January 2, 2005. The results announced in this press release have been presented on a basis consistent with the restatement that is described below.

        Highlights for the quarter included:

•	Revenues increased 5.4 percent over the same quarter in the prior year to $57,783,000.

•	Income from operations increased 20.5 percent to $3,882,000.

•	Earnings per diluted share increased 33.3 percent to $0.20. Earnings per diluted share were impacted by $0.01 as the result of changes to the Company’s policy related to accounting for leases described below.

•	Two new Champps restaurants were opened during the quarter.

•	Following a review of its accounting policy and in consultation with its independent registered public accounting firm, KPMG, the Company has determined that it had incorrectly calculated its straight-line rent expense, its related deferred rent liability and its depreciation expense and has modified its computation to correct this issue. As a result, on January 26, 2005, the Company’s Audit Committee concluded that the Company needed to restate its prior period financial statements. As discussed below, the adjustments made pursuant to the restatement are all non-cash and will not have a material impact on the Company’s cash flows, cash position, revenues, same-store sales, or compliance with the covenants under its senior credit facility. This restatement is similar to recent restatements announced by other public restaurant companies.

OPERATING HIGHLIGHTS

        Total revenues for the second quarter increased 5.4 percent to $57,783,000 versus $54,811,000 for the second quarter of last fiscal year. The revenue increase was primarily due to additional restaurants open this period compared to the second quarter of 2004.

        The Company successfully opened two Champps restaurants in the second quarter of fiscal 2005 and intends to open one additional restaurant in the third quarter. Both of the restaurants that opened this quarter are located in the Philadelphia market. The restaurant we intend to open in the third quarter is located in the Cleveland market. We currently have two sites under construction in Toledo, Ohio and Baton Rouge, La. that we anticipate will open in the fourth quarter of fiscal 2005. We are under contract to purchase an existing restaurant in Detroit which we anticipate converting to a Champps restaurant in the fourth quarter of fiscal 2005 or the first quarter of fiscal 2006.

        Earnings per diluted share for the second quarter of fiscal 2005 were $0.20 compared with $0.15 for the same quarter last year. Net income for the second quarter was $2,658,000 compared with $1,878,000 reported in the comparable quarter a year ago. Net income for the second quarter of fiscal 2005 was negatively impacted by $192,000 or $0.01 per diluted share as the result of the recognition of additional rent and depreciation expenses associated with the policy change related to lease accounting partially offset by a decrease in tax expense. For the second quarter of last year, net income decreased $213,000 or $0.02 per diluted share for the same reason.

        Comparable same store sales decreased 1.0 percent for the second quarter of fiscal 2005 versus our second quarter of last year. Comparable food sales decreased 0.8 percent while comparable alcohol sales decreased 1.2 percent. Revenues were positively impacted by New Year’s weekend falling in our second quarter of fiscal 2005 versus our third quarter last year. We anticipate this timing difference will be reversed in our third quarter.

        Total restaurant contribution margin was 12.8 percent for the second quarter this year compared with 12.5 percent for the comparable period last year. Strategic initiatives implemented in our second quarter of fiscal 2004 continued to positively impact margins as labor costs improved 170 basis points versus last year. This improvement was partially offset by an increase in other operating expenses of 90 basis points versus last year primarily as the result of increases in the cost of utilities, marketing expenses and repairs and maintenance. Product costs increased 10 basis points in the quarter primarily as a result of higher produce prices.

        Occupancy expense increased 10 basis points for the second quarter as compared to the second quarter of last year. Depreciation and amortization expense increased 30 basis points for the second quarter as compared to the second quarter of last year. Both occupancy and depreciation and amortization expenses as a percent of restaurant sales increased due to lower average revenues per restaurant operating week.

        Preopening expenses for the quarter were $431,000 or $0.03 per diluted share compared to $756,000 or $0.06 per diluted share for the comparable quarter in the prior year. The Company opened two restaurants this quarter compared to three restaurants opened in the comparable period last year.

        General and administrative expenses for the second quarter were $3,165,000 or 5.5 percent of revenues compared to $2,959,000 or 5.4 percent of revenues in the comparable period last fiscal year. General and administrative expenses increased primarily due to the addition of field support staff and staff relocations to assist with the continued growth of our concept.

        Expenses related to the training of new restaurant managers and their travel and temporary housing during their training periods have been reclassified from restaurant operating expenses to general and administrative expenses for fiscal 2005. This reclassification was made to provide better comparability with other restaurant companies. As a result, amounts on the 2004 income statement have been reclassified to conform to the fiscal 2005 presentation. The amounts reclassified in the second quarter to general and administrative expense on the 2004 income statement were $184,000 for labor costs and $21,000 for other operating expenses. On a year to date basis, the amounts reclassified to general and administrative expense on the 2004 income statement were $263,000 for labor costs and $35,000 for other operating expenses. The Company incurred $268,000 and $37,000, respectively, for management training and travel and temporary housing during training in the second quarter of fiscal 2005 and $527,000 and $68,000, respectively, for the 27 weeks ended January 2, 2005.

RESTATEMENT OF HISTORICAL FINANCIALS

        Following a review of its accounting policy and in consultation with its independent registered public accounting firm, KPMG LLP, the Company has determined that it had incorrectly calculated its straight-line rent expense, its related deferred rent liability and its depreciation expense and has modified its computation to correct this issue. As a result, the Company will restate its financial statements for fiscal 2002, 2003, 2004 and for the first quarter of fiscal 2005.

        The issue requiring restatement relates to the Company’s historical accounting practice of using the initial non-cancelable lease term when determining whether each of its leases was an operating lease or a capital lease and when calculating straight-line rent expense. In accordance with this policy, the Company had depreciated its leasehold improvements over a period that included both the initial non-cancelable term of the lease and its option periods but not longer than the useful life of the asset, if shorter. In addition, the Company previously did not include increases when calculating rent expense for leases where rent increases were based upon future unknown changes in the consumer price index. The Company believed that its longstanding accounting treatments were in accordance with generally accepted accounting principles.

        Following recent discussions with the Company’s independent auditors, as well as an extensive analysis of its accounting records, the Company has now concluded that the accounting literature should be interpreted to require that the Company use the same lease term for depreciating leasehold improvements as it uses in determining capital versus operating lease classifications and in calculating straight-line rent expense. The Company has also estimated future rent expenses where the future increases are based upon changes in the consumer price index. This interpretation differs from many years of accounting practices by the Company and others in the restaurant industry.

        The Company has adjusted its financial statements to reflect the same lease term for depreciating leasehold improvements as it uses in determining capital versus operating lease classifications and in calculating straight-line rent expense. The Company has also increased straight line rent on certain leases based on future estimates of inflation when the lease increases are contingent on increases in the consumer price index. The Company’s restatement for its lease accounting is similar to recent restatements announced by other public restaurant companies.

        The Company has determined that the cumulative effect of the restatement on its financial statements through the first quarter of fiscal 2005 will result in an increase in the deferred rent liability and rent expense of approximately $6.0 million, an increase in accumulated depreciation and depreciation expense of $262,000, a decrease in income tax expense by approximately $2.5 million, and a decrease in retained earnings of approximately $3.7 million. Solely as a result of these accounting adjustments, the first quarter 2005 net earnings and earnings per diluted share were reduced by $207,000 or $0.02 per diluted share and the current quarter net earnings and earnings per diluted share were reduced by $192,000 or $0.01 per diluted share.

        The adjustments made in the restatement are all non-cash in nature and will have no material impact on the Company’s cash flows, cash position, revenues, same-store sales, or compliance with the covenants under its senior credit facility.

The financial impact of the adjustments described above for the periods presented is as follows:

	Cummulative impact to periods prior to fiscal 2002	Impact to fiscal 2002	Impact to fiscal 2003	Impact to fiscal 2004	Impact to first quarter of fiscal 2005	Total cummulative impact through the first quarter of fiscal 2005
Rent expense	2,864	991	928	1,004	238	6,025
Depreciation expense	(48)	(23)	52	217	64	262

Subtotal	2,816	968	980	1,221	302	6,287
Tax expense	-	-	(1,954)	(501)	(94)	(2,549)

Net increase/(decrease)
in expenses	2,816	968	(974)	720	208	3,738

Income from continuing
operations per diluted
share prior to restatement		0.41	1.28	0.38	0.11
Income from continuing
operations per diluted
share after restatement		0.34	1.35	0.33	0.09
Change to income per
diluted share		(0.07)	0.07	(0.05)	(0.02)

        After management completed their analysis, the Company’s management met with the Company’s Audit Committee and KPMG on January 26, 2005, to review the Company’s accounting for leases and discussed a possible restatement. Based on that review, the Audit Committee concluded, and KPMG concurred, with the recommendations of management to restate the Company’s prior financial statements.

        These estimates are subject to changes as the Company’s independent registered public accounting firm completes its review. The Company will amend the appropriate filings with the Securities and Exchange Commission (“SEC”) to include the restated financial statements. As a result of the restatement, the financial statements contained in the Company’s prior filings with the Securities and Exchange Commission, including the Company’s 10-K for the period ending June 27, 2004, and 10-Q for the period ending October 3, 2004, should no longer be relied upon.

        While the Company is not aware of any other accounting issues requiring adjustment, there can be no assurances that the Company or KPMG will not find additional accounting issues requiring adjustment in the future.

        The Company’s management will discuss the restatement and the results of the fiscal 2005 second quarter on a conference call and simultaneous webcast on Tuesday, February 1, 2005, at 10:00 a.m. EST. The webcast can be accessed via the Champps Entertainment, Inc. homepage at www.champps.com.

        Littleton, Colo.-based Champps Entertainment, Inc. owns and operates 50 and franchises 12 Champps restaurants in 22 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

        Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Among the factors that could cause actual results to differ materially from those provided in this press release are: the ability of the Company to open and operate additional restaurants profitably, the impact of intense competition in the casual dining restaurant industry, the Company’s new accounting policy for calculating depreciation, classifying the lease and computing straight-line rent expenses for each of its leases, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

(Financial Tables to Follow)

CHAMPPS ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	27 Weeks Ended	26 Weeks Ended
	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
		Restated		Restated
Revenue
Sales	$57,649	$54,667	$112,993	$103,414
Franchising and royalty, net	134	144	287	282

Total revenue	57,783	54,811	113,280	103,696

Costs and expenses
Restaurant operating expenses:
Product costs	16,093	15,173	31,459	28,883
Labor costs	16,989	17,076	34,608	33,061
Other operating expenses	9,188	8,226	18,387	15,963
Occupancy	5,231	4,896	10,436	9,591
Depreciation and amortization	2,783	2,452	5,462	4,679

Total restaurant operating expenses	50,284	47,823	100,352	92,177

Restaurant operating and franchise contribution	7,499	6,988	12,928	11,519
General and administrative expenses	3,165	2,959	6,256	5,507
Pre-opening expenses	431	756	644	1,595
Other (income) expense	21	50	(121)	83

Income from operations	3,882	3,223	6,149	4,334
Other (income) expense:	-	-	-	-
Interest expense and income, net	383	599	757	1,148
Expenses related to predecessor companies	(45)	166	265	205
Debt extinguishment costs	-	-	-	-

Income from continuing operations	3,544	2,458	5,127	2,981
Loss from discontinued operations, net of tax	-	-	-	-

Income before income taxes	3,544	2,458	5,127	2,981
Income tax expense	886	580	1,282	703

Net income	$2,658	$1,878	$3,845	$2,278

Basic income per share:	$0.21	$0.15	$0.30	$0.18

Diluted income per share:	$0.20	$0.15	$0.29	$0.18

Basic weighted average shares outstanding	12,857	12,787	12,839	12,780

Diluted weighted average shares outstanding	13,102	12,941	13,089	12,901

Supplemental Information -- Restaurant Operating Expenses
(Stated as a percentage of restaurant sales)
(Dollars in thousands)

	13 Weeks Ended	13 Weeks Ended	27 Weeks Ended	26 Weeks Ended
	January 2, 2005	December 28, 2003	January 2, 2005	December 28, 2003
		Restated		Restated
Product costs	27.9%	27.8%	27.9%	27.9%
Labor costs	29.5%	31.2%	30.6%	32.0%
Other operating expenses	15.9%	15.0%	16.3%	15.4%
Occupancy	9.1%	9.0%	9.2%	9.3%
Depreciation and amortization	4.8%	4.5%	4.8%	4.5%
Total restaurant operating expenses	87.2%	87.5%	88.8%	89.1%

Restaurant operating and franchise contribution	$7,499	$6,988	$12,928	$11,519
Less: Franchising and royalty, net	(134)	(144)	(287)	(282)

Restaurant contribution	7,365	6,844	12,641	11,237
Total restaurant contribution margin
as a percent of restaurant sales	12.8%	12.5%	11.2%	10.9%

General and administrative expense	5.5%	5.4%	5.5%	5.3%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.
Selected Balance Sheet Information
(In thousands, except share data)
(Unaudited)

	January 2, 2005	June 27, 2004
		Restated
Cash and cash equivalents	$3,222	$1,449
Debt	18,675	18,563
Equity	78,907	75,009